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                                                                     EXHIBIT 5.2


                 [Morris, James, Hitchens & Williams Letterhead]



                                  June 9, 1998


Suiza Capital Trust II
3811 Turtle Creek Blvd.
Suite 1300
Dallas,  Texas  75219

                           Re: SUIZA Capital Trust II


Ladies and Gentlemen:

         We have acted as special Delaware counsel for SUIZA Capital Trust II, a Delaware business trust (the "Trust"), for purposes of giving the opinions set forth herein. This opinion letter is being furnished to you at your request.

         For purposes of giving the opinions set forth below, our examination of documents has been limited to the examination of originals or copies furnished to us of the following:

         (a) The Declaration of Trust of the Trust, dated as of March 18, 1998, between Suiza Foods Corporation, a Delaware corporation (the "Company"), and the trustees of the Trust named therein;

         (b) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 18, 1998 (the "Certificate");

         (c) The Amended and Restated Declaration of Trust of the Trust, dated as of March 24, 1998 (including Exhibits B and C attached thereto) (the "Declaration"), among the Company, as Depositor, the trustees of the Trust named therein (the "Trustees") and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

         (d) The Form S-3 Registration Statement (Registration No. 333_ ) (the "Registration Statement"), including a prospectus, relating to, among other things, the 5-1/2% Trust Convertible Preferred Securities (Liquidation Preference $50 per Preferred Security) issued by the Trust on the Closing Date, representing undivided preferred beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), as proposed to be filed by the Company and the Trust, as set forth therein, with the Securities and Exchange Commission on or about the date hereof; and

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SUIZA Capital Trust II                       Morris, James, Hitchens & Williams
June 9, 1998
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         (e) A Certificate of Good Standing for the Trust, dated June 5, 1998, obtained from the Secretary of State.

         Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Declaration, except that reference herein to any document shall mean such document as in effect on the date hereof.

         For the purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions state herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) such documents submitted to us in final or execution form have not been and will not be altered or amended in any respect material to our opinions as expressed in this letter and conform in all material respects to the final, executed originals of such documents.

         For purposes of this opinion letter, we have assumed (i) that the Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, and termination of the Trust, and that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us had and has, at all times relevant thereto, all requisite power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security was issued on the Closing Date by the Trust (the "Holders") of an appropriate certificate for such Preferred Security and the payment for each Preferred Security acquired by it, all in accordance with the Declaration, and (vii) that the Preferred Securities have been duly authenticated by the Property Trustee, and have been issued and sold to the Holders in accordance with the Declaration. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

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SUIZA Captial Trust II                        Morris, James, Hitchens & Williams
June 9, 1998
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         The opinions in this letter are limited to the laws of the State of
Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

         Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Trust has been duly formed and is validly existing in good standing as a business trust under the Act.

         2. The Preferred Securities represent validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

         3. The Holders of the Preferred Securities, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holders of the Preferred Securities may be obligated to make payments and provide indemnity and security as set forth in the Declaration.

         We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as state above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                       Very truly yours,

                             /s/  Morris, James, Hitchens & Williams